CALCULATION OF REGISTRATION FEE

Title of Each Class of Security Being Registered	Amount Being Registered(1)	Proposed Maximum Offering Price per Security(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(4)
Common Stock, $0.0001 par value per share (3)	12,721,659	$1.74	$22,135,687.00	$2,051.98
Total	12,721,659	$1.74	$22,135,687.00	$2,051.98

(1) This registration statement also includes an indeterminate number of securities that may become offered, issuable or sold to prevent dilution resulting from stock splits, stock dividends and similar transactions, which are included pursuant to Rule 416 under the Securities Act of 1933, as amended.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) promulgated under the Securities Act of 1933, as amended, based upon the average of the high and low prices of the common stock as reported on the OTC Markets on January 20, 2022.

(3) Consists of (i) 5,836,453 shares of common stock issuable upon the conversion of the Series C Preferred Stock issued in a private placement in December 2021 (the “Private Placement”), (ii) 3,501,872 shares of common stock issuable upon the exercise of warrants issued in the Private Placement at an exercise price of $1.50 per share, (iii) 2,716,667 shares of Common Stock issuable upon the exercise of certain other warrants and (iv) and 666,667 shares of Common Stock held by certain of the selling shareholders.

(4) Pursuant to Rule 457(p) under the Securities Act of 1933, as amended, the Registrant is offsetting $2,051.98 against the amount of the registration fee payable with respect to this registration statement. The offsetting amount was originally paid by the Registrant in connection with the registration statement on Form S-1 (File No. 333-255445) (the “Initial Registration Statement”) to register 16,200,000 shares of Common Stock filed by the Registrant on April 21, 2021, with a registration fee of $6,945.97. The Initial Registration Statement was subsequently amended by the Registrant to include only 1,000,000 shares of Common Stock on July 26, 2021, with a registration fee of $234.57, and the Registrant has not sold the balance of the 15,200,000 shares of Common Stock originally contemplated by the Initial Registration Statement. The Registrant offset $4,305.82 in connection with a registration statement on Form S-1 (File No. 333-259729) filed by the Registrant to register 19,733,346 shares of Common Stock on September 22, 2021. Accordingly, the registration fee of $2,051.98 is being offset against the amount of the registration fee payable with respect to this registration statement.